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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549







                              INITIAL SCHEDULE 13G




                    Under the Securities Exchange Act of 1934



                               Contour Energy Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         $2.6250 Series Preferred Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    21220C202
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                   [ X ]   Rule 13d-1(b)

                   [   ]   Rule 13d-1(c)

                   [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               PAGE 1 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   21220C202                                      13G                   Page  2  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   21220C202                                      13G                   Page  3  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Life Insurance Company  (formerly named John Hancock Mutual Life Insurance Company)
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   21220C202                                      13G                   Page  4  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   21220C202                                      13G                   Page  5  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Berkeley Financial Group, Inc.
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   21220C202                                      13G                   Page  6  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Advisers, Inc.
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 165,000

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each
                             -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  165,000

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           165,000

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.1%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES





         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      Contour Energy Co.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      601 Jefferson Street
                      Suite 1100
                      Houston, TX  77002

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Financial
                      Services, Inc. ("JHF"), JHF's direct, wholly-owned subsidiary, John Hancock Life Insurance Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group,
                      Inc. ("TBFG") and TBFG's wholly-owned subsidiary, John
                      Hancock Advisers, Inc. ("JHA").

                      Effective February 1, 2000, JHF became the parent of
                      JHLICO, formerly named John Hancock Mutual Life Insurance
                      Company.

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHF, JHLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts
                      02199.

         Item 2(c)    Citizenship:
                      JHLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHF, JHSI, TBFG and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      $2.6250 Series Preferred Stock

         Item 2(e)    CUSIP Number:
                      21220C202

         Item 3       If the Statement is being filed pursuant to Rule
                      13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHF:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)(ii)(G).

                               PAGE 7 OF 10 PAGES



                      JHSI:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers Act
                                            of 1940.

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 165,000 shares of the $2.6250 Series Preferred Stock. Through their parent-subsidiary relationship to JHA, JHF, JHLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares.

                      (b)    Percent of Class:  12.1%

                      (c) (i)      sole power to vote or to direct the
                                   vote: JHA has sole power to vote or direct the vote of the 165,000 shares of the $2.6250 Series Preferred Stock under the
                                   Advisory Agreements as follows:

                                                                               Date of
                                                                  Number       Advisory
                                    Fund Name                     of Shares    Agreement
                                    ---------                     ----------   ---------
                      John Hancock Strategic Income Fund          40,000       January 1, 1994
                      John Hancock High Yield Bond Fund          125,000       August 30, 1996

                          (ii)     shared power to vote or to direct the vote: -0-

                          (iii)    sole power to dispose or to direct the
                                   disposition of:  JHA has sole power to
                                   dispose or to direct the disposition of the 165,000 shares of the $2.6250 Series
                                   Preferred Stock under the Advisory
                                   Agreements noted in Item 4(c)(i) above.

                          (iv) shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               PAGE 8 OF 10 PAGES




                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              -----------------------------------
                                                     Name:    Barry J. Rubenstein
Dated: February 14, 2000                             Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: February 14, 2000                             Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: February 14, 2000                             Title:   Secretary

                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: February 14, 2000                             Title:   Vice President


                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: February 14, 2000                             Title:   Vice President


                               PAGE 9 OF 10 PAGES





EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John
Hancock Advisers, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the $2.6250 Series Preferred Stock of Contour
Energy Co. is filed on behalf of each of them.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              -----------------------------------
                                                     Name:    Barry J. Rubenstein
Dated: February 14, 2000                             Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: February 14, 2000                             Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: February 14, 2000                             Title:   Secretary

                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: February 14, 2000                             Title:   Vice President

                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: February 14, 2000                             Title:   Vice President

                               PAGE 10 OF 10 PAGES

